Registration No. 333-

As filed with the Securities and Exchange Commission on October 28, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANGIODYNAMICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3146460 (I.R.S. Employer Identification No.)

603 Queensbury Avenue
Queensbury, New York 12804
(Address of Principal Executive Offices) (Zip Code)

AngioDynamics, Inc. 1997 Stock Option Plan
AngioDynamics, Inc. 2004 Stock and Incentive Award Plan
AngioDynamics, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Eamonn P. Hobbs
AngioDynamics, Inc.
603 Queensbury Avenue
Queensbury, New York 12804
(Name and address of agent for services)

(518) 798-1215
(Telephone number, including area code, of agent for service)

Copy to:
Scott M. Tayne, Esq.
Davies Ward Phillips & Vineberg LLP
625 Madison Avenue, 12th Floor
New York, New York 10022

Calculation of Registration Fee

Title of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	1,489,795 Shares	(2)(5)	$ 5.21	(6)	$ 7,761,832	$983.43
par value,	216,773 Shares	(3)(5)	$13.14	(7)	$ 2,848,397	$360.89
$.01 per share	991,106 Shares	(4)(5)	$9.375	(8)	$ 9,291,619	$1,177.25

Total	2,697,674 Shares				$19,901,848	$2,521.57

(1)	Includes preferred stock purchase rights which, until events specified in the registrant’s rights agreement occur, will not be exercisable or evidenced separately from the common stock. Value attributed to such rights, if any, is reflected in the market price of the common stock.

(2)	Consists of shares of common stock underlying outstanding options granted under the AngioDynamics, Inc. 1997 Stock Option Plan (the “1997 Plan”).

(3)	Consists of shares of common stock underlying outstanding options granted under the AngioDynamics, Inc. 2004 Stock and Incentive Award Plan (the “2004 Plan”).

(4)	Consists of 7,879 shares of common stock underlying options available for grant under the 1997 Plan, 783,227 shares of common stock available for issuance under the 2004 Plan, and 200,000 shares issuable under the AngioDynamics, Inc. Employee Stock Purchase Plan (the “Purchase Plan”).

(5)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby such indeterminate number of shares of common stock as may become issuable by reason of the operation of the anti-dilution provisions of the 1997 Plan, the 2004 Plan and the Purchase Plan.

(6)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was calculated based on a weighted average option exercise price of $5.21 per share.

(7)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was calculated based on a weighted average option exercise price of $13.14 per share.

(8)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based upon the average of the high and low prices of the registrant’s common stock as reported by The Nasdaq Stock Market on October 22, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed with the Securities and Exchange Commission (the “Commission”) by AngioDynamics, Inc. (the “Company” or the “Registrant”) are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2004.

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to May 29, 2004.

(c)	The description of the Company’s common stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A filed with the Commission on May 13, 2004, including any amendments or reports filed for the purpose of updating such description.

(d)	The description of the Company’s preferred stock purchase rights contained in the Registration Statement on Form 8-A filed with the Commission on October 27, 2004, including any amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities covered by this Registration Statement have been sold or which deregisters all of the securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed documents that also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL, or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, agent or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of a corporation as well, but only to the extent of defense expenses, including attorneys’ fees, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless and only to the extent that the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if a present or former officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding, referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

        The Company’s amended and restated certificate of incorporation (“COI”) provides for the elimination of the personal liability of its directors to the Company and its stockholders for monetary damages for breach of their fiduciary duties as directors, subject to the exceptions set forth in DGCL Section 102. The Company’s COI and bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL. The Company’s COI and bylaws also authorize it to indemnify its employees and other agents to the fullest extent permitted by the DGCL.

        The Company maintains a directors and officers liability insurance and company reimbursement policy. The policy insures directors and officers, subject to various exclusions, against unindemnified losses arising from certain wrongful acts in their capacities and reimburses the Company for such losses for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8. EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Davies Ward Phillips & Vineberg LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Davies Ward Phillips & Vineberg LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

1.	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Queensbury, State of New York, on the 28th day of October, 2004.

AngioDynamics, Inc. By: /s/ Eamonn P. Hobbs —————————————— Eamonn P. Hobbs President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eamonn P. Hobbs and Joseph G. Gerardi, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eamonn P. Hobbs ————————————————	President, Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2004
Eamonn P. Hobbs

/s/ Joseph G. Gerardi ————————————————	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 28, 2004
Joseph G. Gerardi

/s/ Paul S. Echenberg ————————————————	Chairman of the Board, Director	October 28, 2004
Paul S. Echenberg

/s/ Howard S. Stern ————————————————	Director	October 28, 2004
Howard S. Stern

/s/ Jeffrey Gold ————————————————	Director	October 28, 2004
Jeffrey Gold

/s/ David P. Meyers ————————————————	Director	October 28, 2004
David P. Meyers

/s/ Howard W. Donnelly ————————————————	Director	October 28, 2004
Howard W. Donnelly

/s/ Dennis S. Meteny ————————————————	Director	October 28, 2004
Dennis S. Meteny

/s/ Robert E. Flaherty ————————————————	Director	October 28, 2004
Robert E. Flaherty

/s/ Gregory D. Casciaro ————————————————	Director	October 28, 2004
Gregory D. Casciaro

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Davies Ward Phillips & Vineberg LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Davies Ward Phillips & Vineberg LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)